Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS PROSPECT OF DEFAULT ON SENIOR

SECURED CONVERTIBLE NOTE

Holder of Note has Not Declared Event of Default or Intent to Accelerate Note

SAN ANTONIO, Texas – June 2, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that an event of default has occurred under the terms of its $1.7 million Senior Secured Convertible Debenture (“Note”). Pursuant to the terms of the Note, it is an event of default if ASI does not have an effective Registration Statement registering the shares issuable upon conversion of the Note and exercise of the warrant on or prior to May 28, 2004.

ASI filed a Registration Statement with the Securities and Exchange Commission (“SEC”) on December 30, 2003, and Amendment No. 1 to the Registration Statement on May 17, 2004. However, the Registration Statement has not yet been declared effective by the SEC. Under the terms of the Note, upon an event of default, Tonga Partners, L.P., the holder of the Note, may (a) declare the entire unpaid principal balance of the Note, together with interest accrued thereon, due and payable, and the Note will be accelerated without presentment, demand, protest or notice; (b) demand that ASI pay all or a portion of the Note at a price equal to the Triggering Event Prepayment Price which is the 130% of the aggregate principal amount of the Note and (c) demand that the principal amount of the Note and all accrued but unpaid interest be converted into shares of ASI Common Stock at the conversion price as defined in the Note; or (d) exercise or otherwise enforce any one or more of its rights under the Note the other related documents or applicable law.

Tonga has not declared an event of default and has not accelerated the Note, and has not expressed its intentions to do so.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.

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